Exhibit 107
Calculation of Filing Fee Table

424(b)(5)
(Form Type)

Axonics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Rules 457(c) and 457(r)	308,913	$52.70	$16,279,715.10	0.00011020	$1,794.02
Total Offering Amounts					$16,279,715.10		$1,794.02
Total Fees Previously Paid							$0
Total Fee Offsets							$0
Net Fee Due							$1,794.02

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include an indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registration fee represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-271663), and this “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Table” in that Registration Statement.
(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices per share of the registrant’s common stock as reported on the Nasdaq Global Select Market on May 17, 2023.